                                                                   EXHIBIT 10.26


  CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
             EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

                        INVESTMENT AND ROYALTY AGREEMENT

This Investment and Royalty Agreement (this "Agreement") is made as of December 17, 2001, by and among Kos Pharmaceuticals, Inc., a Florida corporation ("Kos"), PharmaBio Development, Inc., a North Carolina corporation ("PharmaBio"), and Innovex LP, a New Jersey Limited Partnership ("Innovex").

BACKGROUND AND OVERVIEW

A. Kos, Innovex and PharmaBio have executed a Master Services Agreement on the date hereof, pursuant to which Innovex will provide contract sales services in the Territory for the Products.

B. Kos and PharmaBio have agreed that PharmaBio will fund the payments for certain of the services provided by Innovex under the Master Services Agreement pursuant to the terms and conditions set forth herein.

FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1.0      DEFINITIONS.

1.1 "Advicor" shall mean the product currently known as Advicor(TM), as such name may change from time to time, for any and all formulations and delivery mechanisms.

1.2 "Affiliate" shall mean, as to any person or entity, any corporation or business entity controlled by, controlling, or under common control with such person or entity. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

1.3 "Annual Period" shall mean a twelve-month period beginning on the Launch Date and each anniversary thereof.

1.4 "Commercialization Expenses" shall mean the fees and expenses payable to Innovex under the Master Services Agreement for providing one hundred and fifty (150) sales representatives, eight (8) field managers, and one (1) national sales manager. For purposes of the funding obligations of PharmaBio under this Agreement, notwithstanding anything to the contrary contained in this Agreement, "Commercialization Expenses" shall not include (i) Excess Fees payable under Section G(2) of the Work Order (as defined in the Master Services Agreement) or (ii) Pass-Through Expenses payable under Section 3.1 of the Master Services Agreement.

1.5 "Commercialization Services" shall mean the recruitment, deployment and management of a sales force for the promotion of the Products pursuant to the terms of the Master Services Agreement.

1.6 "Royalty Term" shall mean the five (5) consecutive Annual Periods beginning on the Launch Date.

1.7      "FDA" shall mean the US Food and Drug Administration.

1.8      "Launch Date" shall mean January 1, 2002.

1.9 "Maximum Investment" shall mean Innovex's charges for the Commercialization Expenses for providing one hundred and fifty (150) sales representatives, eight (8) field managers, and one (1) national sales manager for each of the two (2) Annual Periods following the Launch Date.

1.10 "Minimum Sales Force Level" shall mean a Kos sales force size of not less than *** Kos sales representatives promoting the Products in the first and second detailing positions.

1.11 "Net Sales" means the amount billed by Kos or an Affiliate or any sublicensee (or other transferee), or on behalf of or for the benefit of Kos or an Affiliate or any sublicensee (or other transferee), for sales of the Products to a third party in the Territory, subject to any deferrals of such Net Sales required by generally accepted accounting principles ("GAAP"), less provisions for: (i) discounts, including cash and quantity discounts, charge-back payments, refunds and rebates granted to managed health care organizations or similar organizations or to federal, state and local governments (including, without limitation, Medicaid rebates), their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups, (ii) credits or allowances resulting from customer claims, damaged goods, rejections or returns of the Products, including recalls, regardless of the party requesting such, (iii) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Products, to the extent billed, (iv) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Products, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing, when included in billing, as adjusted for rebates, charge-backs and refunds, and (v) actual or expected write-offs of uncollectible customer accounts for recorded sales or for other reserves or provisions established consistent with GAAP.

1.12 "Niaspan" shall mean the product currently known as Niaspan(R), as such name may change from time to time, for any and all formulations and delivery mechanisms.

1.13     "Products" shall mean Advicor(TM)and Niaspan(R).

1.14     "Territory" shall mean the United States.

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2.0      MASTER SERVICES AGREEMENT.

         The Master Services Agreement is in the form attached hereto as EXHIBIT
         A. All defined terms used herein but not defined in this Agreement shall have the meanings set forth in the Master Services Agreement.

3.0      INVESTMENT AND ROYALTIES; RELATED AGREEMENTS.

3.1 PharmaBio will support the commercialization of the Products as follows:

         (a) PharmaBio shall fund one hundred percent (100%) of the Commercialization Expenses for the period beginning on the Launch Date and ending on the second (2nd) anniversary of the Launch Date (the "Commitment Period"), subject to the Maximum Investment for each such year and the other terms and conditions in this Agreement.

         (b) PharmaBio shall fund the amounts payable under Section 3.1(a) by paying the invoices submitted by Innovex that correspond to the applicable Commercialization Expenses that accrue during the Commitment Period, which payments shall be made by PharmaBio through an inter-company payment directly to Innovex. Innovex shall accept such payments from PharmaBio in full satisfaction of the Commercialization Expenses. In no event shall Kos be responsible for the payment of the Commercialization Expenses, and each of Innovex and PharmaBio agree to hold Kos harmless from such expenses.

3.2 In consideration for the performance by PharmaBio of its funding commitments set forth in Section 3.1, Kos shall pay PharmaBio royalties on Net Sales during the Royalty Term. The royalty payments payable by Kos to PharmaBio with respect to each Annual Period are as follows:

        ------------------------------------ ------------------------------
        ANNUAL PERIOD DURING THE
        ROYALTY TERM                         ROYALTY  ON NET SALES
        ------------------------------------ ------------------------------
        1                                    **%
        ------------------------------------ ------------------------------
        2                                    **%
        ------------------------------------ ------------------------------
        3                                    **%
        ------------------------------------ ------------------------------
        4                                    **%
        ------------------------------------ ------------------------------
        5                                    **%
        ------------------------------------ ------------------------------

         Notwithstanding anything to the contrary contained in this Agreement, the total royalties payable to PharmaBio under this Section 3.2 shall not (i) exceed in the aggregate for all Annual Periods the amount of $75,000,000 (and, accordingly, PharmaBio's right to receive royalties will end upon PharmaBio's receipt of $75 Million in royalties paid by
         Kos), or (ii) be less than $45 Million in the aggregate for all Annual Periods, provided that there shall not be any minimum royalty commitment by Kos in the event that this Agreement or the Master Services Agreement is terminated prior to the end of the Project Term (as such term is defined in the Master Services Agreement) or under
         Section 3.4, 3.7, or 6.0 of this Agreement. As it relates to the minimum royalty commitment, at the end of the fifth (5th) Annual Period, if PharmaBio has not received at least $45 Million in aggregate royalties under this Section 3.2, then Kos will pay PharmaBio the difference between the amount of royalties actually received and $45 Million. The $45 Million minimum payment shall be payable by Kos to PharmaBio notwithstanding the actual sales of the Product or other Product-related events.

         In consideration for Innovex's failure to achieve the target of one hundred and fifty sales representatives on or before April 1, 2002 under the Master Services Agreement (and the expectation that the number of sales representatives will be below one hundred and fifty for much of the first quarter following the Launch Date), Kos shall be entitled to reduce its quarterly royalty payments to PharmaBio by the amount of $62,500 per quarter for the first eight quarters following the Launch Date. In calculating the minimum and maximum royalty obligations pursuant to the preceding paragraph, the parties shall use the net amount of the royalty payments made to PharmaBio (i.e., after giving effect to the reduction described in the preceding sentence). In no event shall PharmaBio be obligated to pay such $62,500 payments other than as an offset to royalties payable by Kos under this Agreement.

         The royalty payments under this Section 3.2 shall be paid as soon as reasonably practicable following the end of each calendar quarter (but not later than forty five (45) days following the end of each calendar quarter, except following the fourth quarter, in which case Kos shall have up to 60 days) during the five (5) Annual Periods in the Royalty Term. Kos shall provide PharmaBio with the sales data for the Products that are available to Kos.

3.3 Kos shall use its commercially reasonable efforts to commercialize the Products in the Territory. In this regard, Kos will provide a sales force of an average size, calculated on a quarterly basis, not less than the Minimum Sales Force Level during the Royalty Term. If, at any time during such period, Kos reduces the Products' average sales force below the Minimum Sales Force Level for a period of more than sixty
         (60) days, then Kos and PharmaBio will negotiate in good faith to restructure PharmaBio's commitments under Section 3.1 and the corresponding royalty amounts under Section 3.2, which negotiations will take into account the implications of the reduced sales force size on future sales of the Products. If the parties are unable to agree to such restructuring within thirty (30) days after PharmaBio gives written notice to Kos of its intent to pursue a remedy under this
         Section 3.3 for Kos' failure to maintain the Minimum Sales Force Level, then PharmaBio may, at its sole discretion by written notice to Kos, elect to (i) suspend all future funding obligations under Section 3.1; and (ii) extend the Royalty Term (including, without limitation, the then-current Annual Period). During the suspension and extension period, PharmaBio shall continue to receive royalties at the rate equal to the royalty amount applicable immediately prior to the effective date of the suspension and extension period. If PharmaBio elects this

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         remedy, the then operating Annual Period for royalty payments under
         Section 3.2, and the funding commitments under Section 3.1, shall be extended until the Minimum Sales Force Level is satisfied. The funding commitments under Section 3.1, shall resume as soon as Kos achieves the Minimum Sales Force Level, and the end of the then current Annual Period shall be extended for the amount of the suspension and extension period, such that PharmaBio enjoys the full length of the five (5) Annual Periods described in Section 3.2 with the benefit of the Minimum Sales Force Level for five (5) full twelve-month periods, and the term "Royalty Term" shall, for all purposes under this Agreement, be extended accordingly. PharmaBio's remedies under this Section 3.3 shall not apply for any period that Innovex fails to satisfy its sales force staffing obligations under the Master Services.

3.4      In the event that Kos terminates the Master Services Agreement under
         Section 11.2 of the Master Services Agreement during the First or Second Annual Period, this Agreement shall be terminated and PharmaBio shall be entitled to receive royalties on Net Sales as provided in
         Section 3.2 only through the date of termination of the Master Services Agreement. PharmaBio shall also be entitled to receive the amount equal to (x) amounts funded by PharmaBio under Section 3.1 of this Agreement through the effective date of termination less any royalties paid to PharmaBio pursuant to Section 3.2, PLUS (y) interest on such net funded amounts at the Prime Rate plus one percent (1%), provided however, that Kos shall be entitled to pay such amount in equal quarterly installments within thirty (30) days following the end of each quarter over the two year period following the termination. In the event of termination under this section, Kos shall not be obligated to meet any minimum royalty commitment to PharmaBio.

3.5 As further consideration for PharmaBio's funding obligations under this Agreement, Kos hereby makes the representations and warranties set forth on Schedule 3.5.

3.6 Each Party shall keep or cause to be kept such records as are required to determine, in a manner consistent with GAAP, the sums or credits due under this Agreement. Each party shall have the right, at such party's expense, through a certified public accountant or like person reasonably acceptable to the other Party, upon execution of a confidentiality agreement, to examine such records during regular business hours upon reasonable notice during the life of this Agreement and for twelve (12) months after its termination; provided however, that (i) such examination shall not take place more than once a year and shall not cover such records for more than the preceding Annual Period, and (ii) such accountant shall report to both Parties only as to the accuracy of the reports or payments provided or made by the other Party under this Agreement. Any adjustments required as a result of overpayments or underpayments identified through a Party's exercise of audit rights, and any other adjustments that may be required from time to time in order to correct overpayments or underpayments under this Agreement, shall be made by subtracting or adding, as appropriate, amounts from or to the next royalty payment in accordance with Section
         3.2. The Party requesting the audit shall bear the full cost of the audit unless such audit correctly discloses that the discrepancy for the Annual Period differs by more than five (5) percent from the amount the accountant determines is correct, in such case the owing Party shall pay the reasonable fees and expenses charged by the accountant. In the event that a Party disputes an invoice or other payment obligation under this Agreement, such Party shall timely pay the amount of the invoice or other payment obligation, and the Parties shall resolve such dispute in Accordance with Section 11.

3.7 Within seventy five (75) days following the first (1st) anniversary of the Launch Date, if (i) actual cumulative Net Sales for the Products are less than $*** for the first Annual Period, and (ii) the aggregate Net Sales for the Products for Kos' fourth fiscal quarter of 2002 are less than **% greater than the aggregate Net Sales of the Products during Kos' third fiscal quarter of 2002, each of Kos and PharmaBio shall have the right to (i) terminate this Agreement and the Master Services Agreement upon thirty (30) days written notice to the other parties hereto. In the event of any such termination, Kos shall pay PharmaBio an amount equal to (x) amounts funded by PharmaBio under
         Section 3.1 of this Agreement through the effective date of termination less any royalties paid to PharmaBio pursuant to Section 3.2, PLUS (y) interest on such net funded amounts at the Prime Rate plus one percent (1%), provided however, that Kos shall be entitled to pay such amount in equal quarterly installments over the two year period following the termination. In the event of termination under this section, Kos shall not have any minimum royalty commitment to PharmaBio.

4.0      CONFIDENTIALITY AND OWNERSHIP OF INFORMATION.

4.1 Kos on the one part and PharmaBio on the other part each acknowledges that, in the course of performing its obligations hereunder, it may receive information from the other party which is proprietary to the disclosing party and which the disclosing party wishes to protect from public disclosure ("Confidential Information"). Each receiving party agrees to retain in confidence, during the Royalty Term, and thereafter for a period of seven (7) years, all Confidential Information disclosed to it by or on behalf of the other party, and that it will not, without the written consent of such other party, use Confidential Information for any purpose other than the purposes indicated herein. These restrictions shall not apply to Confidential Information which: (i) is or becomes public knowledge (through no fault of the receiving party);
         (ii) is made lawfully available to the receiving party by an independent third party that, to the knowledge of the receiving party, is under no duty of confidentiality to the disclosing party; (iii) is already in the receiving party's possession at the time of receipt from the disclosing party (and such prior possession can be demonstrated by competent evidence by the receiving party); (iv) is independently developed by the receiving party and/or Affiliates (and such independent development can be demonstrated by competent evidence by the receiving party); or (v) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the receiving party, provided, however, if reasonably possible, such receiving party gives the disclosing party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and, thereafter, the receiving party discloses only the minimum Confidential Information required to be disclosed in order to comply.

4.2 PharmaBio on the one hand and Kos on the other hand shall limit disclosure of the other party's Confidential Information to only those of their respective officers, representatives, agents and employees (collectively "Agents") who are directly concerned with the performance of this Agreement and have a legitimate need to know such Confidential Information in the performance of their duties.

4.3 All Kos inventions, processes, know-how, patents, trade secrets, copyrights, trade names, trademarks, service marks, marketing materials, proprietary materials or other intellectual property of any kind, and all improvements to any of the foregoing (collectively, "Kos Property"), disclosed, used, improved, modified or developed in connection with the relationship contemplated by this Agreement shall remain the sole and exclusive property of Kos. Neither PharmaBio nor Innovex shall have any right, title or interest in or to any Kos Property.

4.4 Kos acknowledges that PharmaBio (and its Affiliates) possess certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer technical expertise and software, and business practices, including, but not limited to the Innovex Territory Management System (ITMS), which have been independently developed by PharmaBio and/or its Affiliates (collectively "PharmaBio Property"). Any PharmaBio Property or improvements thereto which are disclosed, used, improved, modified or developed under or during the term of this Agreement shall remain the sole and exclusive property of PharmaBio or the respective Affiliate.

4.5 Neither PharmaBio, Innovex, nor Kos or any of their Affiliates shall make any public announcements regarding this Agreement or the terms and conditions thereof without the prior written approval of Kos on the one hand and PharmaBio or Innovex on the other hand.

5.0      INDEPENDENT CONTRACTOR RELATIONSHIP.

         For the purposes of this Agreement, Kos, PharmaBio and Innovex are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer and employee or joint venturers. Neither Kos, PharmaBio, nor Innovex shall have the power or right to bind or obligate the other party, nor shall either party hold itself out as having such authority.

6.0      TERMINATION.

         Either party may terminate this Agreement for material breach upon thirty (30) days written notice specifying the nature of the breach, if such breach (i) has not been substantially cured within the thirty (30) day period or (ii) is not curable within such 30-day period and the breaching party has not commenced and diligently continued during such 30-day period reasonable actions to cure such breach. During the 30-day cure period for termination due to breach, each party will continue to perform its obligations under this Agreement. Either party may terminate this Agreement immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy or is not otherwise able to pay its obligations as they become due and payable. Any termination under this Section 6 shall be without prejudice to any claims for damages or other relief by the terminating party.



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

7.0      INDEMNIFICATION AND LIABILITY LIMITS.

7.1 PharmaBio shall indemnify, defend and hold harmless Kos, its Affiliates and its and their respective directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, penalties, costs and expenses (including reasonable attorneys' fees and court costs) (collectively, "Losses"), resulting from any: (i) breach by PharmaBio (or its employees) of its obligations hereunder; (ii) willful misconduct or grossly negligent acts or omissions of PharmaBio or its employees; and (iii) violation by PharmaBio or its employees of any municipal, county, state or federal laws, rules or regulations applicable to the performance of PharmaBio's obligations under this Agreement; except, in each case, to the extent such Losses are determined to have resulted from the gross negligence or willful misconduct of Kos or its employees.

7.2 Kos shall indemnify, defend and hold harmless PharmaBio and its Affiliates and their respective directors, officers, employees and agents from and against any and all Losses resulting from: (i) any third party claim arising from the manufacture, storage, packaging, production, transportation, distribution, use, sale or other disposition of the Products; (ii) breach by Kos (or its employees) of its obligations hereunder; (iii) willful misconduct or grossly negligent acts or omissions of Kos or its employees; and (iv) violation by Kos or its employees of any municipal, county, state or federal laws, rules or regulations applicable to the performance of Kos' obligations under this Agreement, except, in each case, to the extent such Losses are determined to have resulted from the gross negligence or willful misconduct of PharmaBio or Innovex or any of their employees.

7.3 In the event of a third party claim or lawsuit, the party seeking indemnification hereunder (the "Indemnified Party") shall give the party obligated to indemnify (the "Indemnifying Party") prompt written notice of any claim or lawsuit (including a copy thereof), provided that the failure of an Indemnified Party to notify the Indemnifying Party on a timely basis will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnified Party's failure to give such notice. The Indemnified Party and its employees shall fully cooperate with Indemnifying Party and its legal representatives in the investigation and defense of any matter the subject of indemnification, which defense shall be managed by the Indemnifying Party in a manner, including the selection of legal counsel, reasonably acceptable to the Indemnified Party. The Indemnified Party shall not unreasonably withhold its approval of the settlement of any such claim, liability, or action by Indemnifying Party covered by this indemnification provision; provided that such settlement does not include an admission or acknowledgement of liability or fault of the Indemnified Party.

7.4 Neither PharmaBio nor Kos, nor any of such party's Affiliates, directors, officers, employees, subcontractors or agents shall have, under any legal theory (including, but not limited to, contract, negligence and tort liability), any liability to any other party hereto for any loss of opportunity or goodwill, or any type of special, incidental, indirect or consequential damage or loss, in connection with or arising out of this Agreement. For the avoidance of doubt, a claim by PharmaBio for royalties on Net Sales payable by Kos hereunder or a claim by Kos for payments pursuant to Section 3.1 shall not be limited in any way pursuant to the provisions set forth in the preceding sentence.

8.0      NOTICES.

         Any notice required to be given by either party shall be in writing. All notices shall be to the parties and addresses listed below, and shall be deemed sufficiently given (i) when received, if delivered personally or sent by facsimile transmission with confirmed receipt, or
         (ii) one business day after the date mailed or sent by an internationally recognized overnight delivery service with charges prepaid.

         If to PharmaBio:       PharmaBio Development, Inc.
                                4709 Creekstone Drive
                                Durham, NC  27703
                                Attention:  President
                                Fax: 919-998-2090

         With a copy to:        General Counsel
                                PharmaBio Development, Inc.
                                4709 Creekstone Drive
                                Durham, NC  27703
                                Fax: 919-998-2090

         If to Kos:             Kos Pharmaceuticals, Inc.
                                1001 Brickell Bay Drive, Suite 2500
                                Miami, FL 33131
                                Attn:    President
                                         Secretary
                                         Vice President, Commercial Operations
                                Fax: 305-577-4596


         With a copy to:        Holland & Knight LLP
                                701 Brickell Avenue
                                Suite 3000
                                Miami, FL 33131
                                Attn: Rodney H. Bell, Esq.
                                Fax:  305-789-7799

9.0      ASSIGNMENT.

         No party may assign any of its rights or obligations under this Agreement to any third party other than an Affiliate without the written consent of the other party, except that Kos may assign its rights or obligations under this Agreement to a bona fide third party that acquires all of Kos' business to which this Agreement relates (a "Permitted Sale") provided that such party assumes all of Kos' rights and obligations under this Agreement. PharmaBio may at any time assign or transfer any of its rights or obligations under this Agreement to an Affiliate. Nothing in this Section 9.0 shall preclude the transfer of a party's rights and obligations under this Agreement in conjunction with a merger in which such party is not the surviving entity.

10.0     GENERAL PROVISIONS.

10.1 Section 3.6, Section 4.0, Section 7.0, and Section 11.0 shall survive the termination of this Agreement for any reason.

10.2 This Agreement contains the entire understanding of the parties with respect to the subject matter herein and cancels all previous agreements (oral and written), negotiations and discussions dealing with the same subject matter. The parties, from time to time during the term of this Agreement, may modify any of the provisions hereof only by an instrument in writing duly executed by the parties.

10.3 No failure or delay on the part of a party in either exercising or enforcing any right under this Agreement will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right will have effect unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right.

10.4 If any part or parts of this Agreement are held to be illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions are in conflict with any applicable statute or rule of law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified or conformed with such statute or rule of law. In the event of any ambiguity respecting any term or terms hereof, the parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability.

10.5 The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any section of this Agreement.

10.6 The individuals signing below are authorized and empowered to bind the parties to the terms of this Agreement.

11.0     DISPUTE RESOLUTION:

11.1 GOVERNING LAW. This Agreement, including, without limitation, the interpretation, performance, enforcement, breach or termination thereof and any remedies relating thereto, shall be governed by and construed in accordance with the laws of the State of New York, United States of America, as applied to agreements executed and performed entirely in the State of New York, without regard to conflicts of law rules.



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

11.2 INTERNAL REVIEW. In the event that a dispute, difference, claim, action, demand, request, investigation, controversy, threat, Kos request or request for testimony or information or other question arises pertaining to any matters which arise under, out of, in connection with, or in relation to this Agreement (a "Dispute") and either party so requests in writing, prior to the initiation of any formal legal action, the Dispute will be submitted to the Chief Executive Officers of Kos and Quintiles Corp. For all Disputes referred to the Chief Executive Officers, the Chief Executive Officers shall use their good faith efforts to meet at least two times in person and to resolve the Dispute within ten (10) days after such referral.

11.3     ARBITRATION.

         (a) If the parties are unable to resolve any Dispute under Section 11.2, then either party may by election within ten (10) days after the end of the period set forth in Section 11.2, require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked "Arbitration Demand". Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 11.3. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.

         (b) The arbitration panel will be composed of three arbitrators, one of whom will be chosen by Kos, one by Quintiles, and the third by the two so chosen. If both or either of Kos or Quintiles fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the American Arbitration Association shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the panel. The arbitrators shall have reasonable experience in the matter under dispute. The decision of the arbitrators shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrators may be ordered by any court of competent jurisdiction.

         (c) Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this agreement, and any such party need not comply with the procedural provisions of this Section 11.3 in order to assert such counterclaim(s).

         (d) The arbitration shall be filed with the office of the American Arbitration Association ("AAA") located in New York, New York or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a sixty (60) day period. In addition, the following rules and procedures shall apply to the arbitration.



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

         (e) The arbitrators shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party's right to commence arbitration as required by this Section 11.3.

         (f) The decision of the arbitrators, which shall be in writing and state the findings the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrators hereunder.

         (g) The arbitrators shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory damages provided by applicable law, but shall not have the power or authority to award punitive damages. No party shall seek punitive damages in relation to any matter under, arising out of, or in connection with or relating to this Agreement in any other forum.

         (h) The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 11.3, and the costs of the arbitrator(s) shall be equally divided between the parties; provided, however, that each party shall bear the costs incurred in connection with any Dispute brought by such party that the arbitrators determine to have been brought in bad faith.



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

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

PHARMABIO DEVELOPMENT, INC.                KOS PHARMACEUTICALS, INC.


By:     /s/ Ronald J. Wooten               By:     /s/ Adrian Adams
        ----------------------------               ----------------------------

Name:   Ronald J. Wooten                   Name    Adrian Adams
        ----------------------------               ----------------------------

Title:  President                          Title:  President and COO
        ----------------------------               ----------------------------



INNOVEX LP

By:     /s/ Kevin D. Overs
        ----------------------------

Name:   Kevin D. Overs
        ----------------------------

Title:  Chief Financial Officer
        ----------------------------






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


                                  Schedule 3.5

         1. INTELLECTUAL PROPERTY. Kos owns or has valid and enforceable rights to use all Intellectual Property (as defined below) necessary to conduct Kos' business as described in the SEC Reports (as defined below) including without limitation to develop, commercialize, market, make and distribute Niaspan and Advicor as described in the SEC reports (collectively, the "Kos Intellectual Property"). To the knowledge of Kos, none of the Kos Intellectual Property infringes, misappropriates or makes any unauthorized use of any Intellectual Property of any other person. Kos has received no notice or other communication of any actual, alleged, or potential infringement, misappropriation or unauthorized use of Intellectual Property owned or used by any other person. To the knowledge of Kos, no person is infringing, misappropriating or making any unauthorized use of any Kos Intellectual Property. Kos has not entered into any agreement or arrangement, and Kos is not subject to any judgment, order or decree of any court or governmental or regulatory body limiting Kos' ability to exploit freely the Kos Intellectual Property or to transact business in any market with any person. There is no pending or, to the knowledge of Kos, threatened action, claim, suit, proceeding or investigation before any court or any governmental or regulatory body challenging the validity, scope, ownership, or right to use the Kos Intellectual Property, except for an opposition proceeding that has been filed with the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office objecting to the application for registration of the Advicor(TM) trademark. There are no actions, claims, suits or proceedings by Kos against any other person regarding the Kos Intellectual Property or the Intellectual Property of such person. Kos is not aware of any Intellectual Property owned or controlled by any other person, or of any facts, circumstances or events, that would materially impair or prevent Kos from developing, commercializing, marketing, making and distributing Niaspan and Advicor as contemplated by the SEC Reports, except as described in the SEC Reports. "Intellectual Property" shall mean all material: trade, business and product names; trademarks; service marks; copyrights; patents; discoveries; trade secrets; business and technical information; proprietary compilations of data or information; know-how; inventions; formulas and techniques; methods; regulatory filings; computer software; all intellectual property rights, registrations, licenses and applications pertaining to any of the foregoing; and all related documentation and goodwill. "SEC Reports" shall mean the following reports filed by Kos with the Securities and Exchange Commission: Form 10-K for the fiscal year ended December 31, 2000; Form 10-Q for the quarterly period ended September 30, 2001; and any documents filed with the SEC after September 30, 2001 and prior to the date of this Agreement.

         2. CONTRACTS. All of the contracts and agreements of Kos described in the SEC Reports (the "Material Contracts"), including without limitation regarding Niaspan and Advicor, are in full force and effect, valid and binding, and enforceable in accordance with their terms, in all material respects. Kos is



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

not and, to the knowledge of Kos, no other party is in violation, breach or default of any Material Contract in any material respect or in any manner that would permit a party to terminate such Material Contract. To the knowledge of Kos, no event or condition exists or has occurred which would permit a party to terminate any Material Contract. Kos is not a party to any agreement or arrangement regarding the promotion by any other person of Niaspan or Advicor and, without limiting the generality of the foregoing, any such agreement between Kos and DuPont Pharmaceuticals Company or any affiliate thereof has been terminated or expired. The execution, delivery and performance by Kos of this Agreement will not violate or conflict in any material respect with any agreement or instrument to which the Kos is a party or by which Kos or its properties is bound.

         3. Product Launch. Advicor will be in a position to be launched, including all reasonable components of the distribution, manufacturing and supply chain, by February 1, 2002.; and Kos shall pursue the launch of Advicor no later than such date.


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